Exhibit 3.1(a)

NATIONAL BEEF PACKING COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF AUGUST 6, 2003

TABLE OF CONTENTS

1.	DEFINITIONS		2
2.	FORMATION AND PURPOSE		9
	2.1	Conversion; Formation	9
	2.2	Name	9
	2.3	Registered Office/Agent	10
	2.4	Term	10
	2.5	Purpose	10
	2.6	Powers	10
	2.7	Certificates	11
	2.8	Principal Office	11
3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS		11
	3.1	Members	11
	3.2	Member Interests and Units	12
	3.3	Additional Members and Units	12
	3.4	Capital Contributions	12
	3.5	Termination of Governance Rights	12
	3.6	Additional Issuances of Units	13
	3.7	Company’s Repurchase of Management Units	13
4.	CAPITAL ACCOUNTS		14
	4.1	Allocations	14
	4.2	Capital Accounts	14
	4.3	Revaluations of Assets and Capital Account Adjustments	14
	4.4	Additional Capital Account Adjustments	15
	4.5	Additional Capital Account Provisions	15
5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS		15
	5.1	Board of Managers Determination	15
	5.2	Distributions	16
	5.3	No Violation	17
	5.4	Withholdings	17
	5.5	Property Distributions and Installment Sales	18
	5.6	Net Profit or Net Loss	18
	5.7	Regulatory and Special Allocations	19
	5.8	Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation	20
6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS		21
	6.1	Limited Liability	21
	6.2	Return of Distributions of Capital	21
	6.3	No Management or Control	22
	6.4	Specific Limitations	22
	6.5	Member Voting	22
	6.6	Required Consents	22
	6.7	Restrictions on Member Competition	24
	6.8	Agreement Regarding Cattle Purchase Agreements	26
	6.9	Agreement to Negotiate Certain Requirements Contracts in Good Faith	26

i

	6.10	Agreement Regarding Waiver of Right of Set-off	26
	6.11	Contracts with Managers or their Affiliates	26
	6.12	Member Compensation; Expenses; Loans	27
	6.13	Survival of Certain Obligations of Partnership	27
7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS		28
	7.1	Board of Managers	28
	7.2	Initial Managers	28
	7.3	Number and Designation Rights	28
	7.4	Voting and Act of the Board; Action without a Meeting	29
	7.5	Tenure	29
	7.6	Resignation	29
	7.7	Removal	29
	7.8	Vacancies	29
	7.9	Meetings	29
	7.10	Notice	29
	7.11	Waiver	30
	7.12	Quorum	30
	7.13	Compensation	30
	7.14	Authority of Board of Managers	30
	7.15	Reliance by Third Parties	31
8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS		31
	8.1	Officers, Agents	31
	8.2	Election	31
	8.3	Tenure	32
	8.4	Chairman of the Board of Managers, Chief Executive Officer, President and Vice President	32
	8.5	Chief Financial Officer	32
	8.6	Controller	32
	8.7	Secretary and Assistant Secretaries	32
	8.8	Vacancies	33
	8.9	Resignation and Removal	33
	8.10	Compensation	33
	8.11	Delegation	33
	8.12	Certain Actions Requiring Board of Manager Consent	33
9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS		35
	9.1	Books and Records	35
	9.2	Delivery to Member, Inspection; etc.	35
	9.3	Accounting; Fiscal Year	36
	9.4	Reports	36
	9.5	Filings	37
	9.6	Non-Disclosure	37
	9.7	Restrictions on Receipt	37
10.	TAX MATTERS MEMBER		37
	10.1	Tax Matters Member	37

	10.2	Indemnity of Tax Matters Member	38
	10.3	Tax Returns	38
	10.4	Tax Elections	38
	10.5	Tax Information	38
11.	TRANSFER OF INTERESTS		38
	11.1	Restricted Transfer	38
	11.2	Permitted Transferees	39
	11.3	Transfer Requirements	39
	11.4	Consent	40
	11.5	Withdrawal of Member	40
	11.6	Noncomplying Transfers Void	40
	11.7	Amendment of Exhibit 3.1	40
	11.8	Limited Interests	40
12.	FIRST OFFER; TAG-ALONG, TAKE-ALONG RIGHTS; LIQUIDITY OPTION		40
	12.1	Offers to the Company	42
	12.2	Tag-Along Rights	44
	12.3	Take-Along Rights	45
	12.4	Miscellaneous	46
	12.5	Liquidity Options	51
13.	DISSOLUTION OF COMPANY		51
	13.1	Termination of Membership	51
	13.2	Events of Dissolution	51
	13.3	Liquidation	51
	13.4	No Action for Dissolution	51
	13.5	No Further Claim	51
14.	INDEMNIFICATION		51
	14.1	General	52
	14.2	Exculpation	52
	14.3	Persons Entitled to Indemnity	52
	14.4	Procedure Agreements	53
	14.5	Duties of Board of Managers	53
	14.6	Interested Transactions	53
	14.7	Fiduciary and Other Duties	53
15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS		54
	15.1	Investment Intent	54
	15.2	Securities Regulation	54
	15.3	Knowledge and Experience	54
	15.4	Economic Risk	54
	15.5	Binding Agreement	54
	15.6	Tax Position	54
	15.7	Information	54
	15.8	Licenses and Permits	54
16.	COMPANY REPRESENTATIONS		55
	16.1	Duly Converted and Formed	55
	16.2	Valid Issue	55
17.	AMENDMENTS TO AGREEMENT		55

	17.1	Amendments	55
	17.2	Corresponding Amendment of Certificate	55
	17.3	Binding Effect	55
18.	GENERAL		55
	18.1	Successors; Delaware Law; Etc.	55
	18.2	Notices, Etc.	56
	18.3	Execution of Documents	56
	18.4	Consent to Jurisdiction	57
	18.5	Procedures for Matters to be Arbitrated	57
	18.6	Waiver of Jury Trial	57
	18.7	Severability	58
	18.8	Table of Contents, Headings	58
	18.9	No Third Party Rights	58

NATIONAL BEEF PACKING COMPANY, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of National Beef Packing Company, LLC is entered into and made effective as of August 6, 2003, by and among U.S. Premium Beef, Ltd., a Kansas cooperative corporation (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo Holdings”), John R. Miller (“Miller”), French Basin Land & Cattle Co. LLC, a Utah limited liability company (“MillerCo”), Timothy M. Klein (“Klein”), TKK Investments, LLC, a Missouri limited liability company (“KleinCo”), and S-B Enterprises V, LLC, a Utah limited liability company (“SmithCo”) (with certain other Persons from time to time party hereto, collectively the “Members”).

RECITALS

WHEREAS, Farmland National Beef Packing Company, L.P., a Delaware limited partnership (the “Partnership”), was organized under and in accordance with the provisions of the Partnership Act by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on March 30, 1993, which was amended from time to time to reflect changes in the names and addresses of the general partners, and to reflect the change of name from National Beef Packing Company, L.P. to Farmland National Beef Packing Company, L.P., and the Partnership has most recently been governed by a Third Amended and Restated Agreement of Limited Partnership dated as of December 1, 1997, as amended by amendments dated February 3, 1998, and May 3, 2000 (as so amended, the “Partnership Agreement”);

WHEREAS, NB Acquisition, LLC, a Delaware limited liability company (“Acquiring”), was formed by the Members as a transitory legal entity to facilitate the acquisition of the direct and indirect interests of Farmland Industries, Inc. in the Partnership as contemplated in the Farmland Purchase Agreement (the “Farmland Transaction”), and, immediately upon the completion of the Farmland Transaction, the Partnership caused Acquiring to be merged into the Partnership, with the Partnership surviving the merger (the “Restructuring”);

WHEREAS, immediately following the completion of the Farmland Transaction and the Restructuring, the Partnership was converted (the “Conversion”) to National Beef Packing Company, LLC (the “Company”) as the result of a statutory conversion of the Partnership under Section 18-214 of the Act (as defined herein) and Section 17-219 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) as of the Effective Time (as defined herein); and

WHEREAS, the Members are entering into this Agreement as of the Effective Time to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.

AGREEMENT

NOW, THEREFORE, the Members agree as follows:

1. DEFINITIONS

For purposes of this Agreement: (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”

“Accountants” means KPMG, LLP, or such other “Big Four” accounting firm designated by the Board from time to time.

“Accredited Investor” has the meaning defined in Regulation D under Section 4(2) of the Securities Act.

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

“Acquiring” is defined in the Recitals to this Agreement.

“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person; provided, however, that no member of the Miller Group shall be deemed to be an Affiliate of any other member of the Miller Group solely by reason of the agreements contained herein.

“Agreement” means this Limited Liability Company Agreement of the Company dated as of August 6, 2003, as amended from time to time.

“Appraisal Date” is defined in Section 12.5.1.

“Appraisal Election Notice” is defined in Section 12.5.1.

“Appraisal Value” is defined in Section 12.5.3.

“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:

(a) the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or

(b) as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.3.

As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Board of Managers” or “Board” means the board of managers elected and determined in accordance with Article 7.

“Capital Account” is defined in Section 4.2.

“Capital Contribution” means with respect to any Member, the sum of (i) the amount of money plus (ii) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.

“Cattle Purchase Agreements” means agreements between USPB (or its Affiliate) and the Company, whether existing prior to the Effective Date or entered into by the Company and USPB (or its Affiliate) after the Effective Date, with respect to the purchase of cattle by the Company from USPB (or its Affiliate).

“Cause” shall be as defined in a Person’s written contract of employment or service with the Company, if any, as in effect from time to time. In the case of any Person who is not party to such a written contract, “Cause” shall mean that the Person has: (i) refused or failed, after reasonable written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material order of the Board given to such Person in writing; (ii) materially and willfully breached the terms of such Person’s employment; (iii) demonstrated gross negligence or willful misconduct in the execution of his material assigned duties where such gross negligence or willful misconduct has resulted, or would reasonably be expected to result, in material damage to the Company; or (iv) been convicted of a felony (A) constituting fraud, embezzlement or other illegal conduct related to his employment or (B) which has otherwise resulted, or would reasonably be expected to result, in material damage to the Company; provided, however, that any determination that the Company has “Cause” to terminate such Person shall be made only after (x) the Person has been given written notice of not less than fifteen (15) days setting forth in detail the nature of such Cause, and (y) a hearing has been conducted before the Board at which Executive shall be entitled to representation by counsel. With respect to clauses (ii) and (iii) of the previous sentence, the Company shall have “Cause” only if the damage referred to therein or resulting therefrom is not cured or avoided by the Person within thirty (30) days following delivery of written notice thereof from the Company to the Person.

“Certificate of Conversion” means the certificate of conversion of the Partnership to a limited liability company, and any amendments thereto and restatements thereof filed on behalf of the Company with the Delaware Secretary of State pursuant to Section 18-214 of the Act.

“Certificate of Formation” means the certificate of formation of the Company, and any amendments thereto and restatements thereof, filed on behalf of the Company with the Delaware Secretary of State pursuant to Sections 18-214 and 18-201 of the Act.

“Change of Control” means (a) any change in the ownership in the Interests of the Company if, immediately after giving to effect thereto, any Person (or group of Persons acting in concert) other than USPB or the Affiliates of USPB will have the direct or indirect power to elect members of the Board having a majority of the voting power of the Board or (b) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation by way of merger, consolidation or recapitalization or through the sale of all or substantially all of the Ownership Interests of the Subsidiaries of the Company or sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) to another Person (a “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than USPB or the Affiliates of USPB will have the direct or indirect power to elect members of the board of directors (or other similar governing body) of the Change of Control Transferee.

“Class” means, (i) with respect to the Class A Units, Class A, (ii) with respect to the Class B-1 Units and the Class B-2 Units, Class B, and (iii) with respect to the Class C Units, Class C.

“Class A Member” means any Member who is the owner of one or more Class A Units. “Class A Members” means all such Members. Unless the context otherwise requires, references to Class A Members shall be applied without regard to whether the Member also owns Class B Units and/or Class C Units.

“Class A Unit” means a Unit that is designated as such pursuant to Section 3.2.

“Class B Member” means any Member who is the owner of one or more Class B Units. “Class B Members” means all such Members. Unless the context otherwise requires, references to Class B Members shall be applied without regard to whether the Member also owns Class A Units and/or Class C Units.

“Class B Unit” means a Unit that is designated as such pursuant to Section 3.2 and shall include the Class B-1 Units and the Class B-2 Units.

“Class B-1 Unit” means a Unit that is designated as such pursuant to Section 3.2.

“Class B-2 Unit” means a Unit that is designated as such pursuant to Section 3.2.

“Class C Member” means any Member who is the owner of one or more Class C Units. “Class C Members” means all such Members. Unless the context otherwise requires, references to Class C Members shall be applied without regard to whether the Member also owns Class A Units and/or Class B Units.

“Class C Unit” means a Unit that is designated as such pursuant to Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company formed by virtue of this Agreement and the filing of the Certificate of Conversion and the Certificate of Formation in accordance with the Act. Where the context requires, references to the Company shall include the Partnership with respect to rights and obligations of the Partnership existing prior to the Effective Date that, in accordance with the Act by virtue of the filing of the Certificate of Conversion and the

Certificate of Formation, shall have become rights or obligations of the Company and shall not have been extinguished by the Conversion.

“Competitor” or “Competing Business” means a business, or a Person conducting or Controlling a business, that directly or indirectly competes with the business of the Company by engaging in the business of beef slaughtering, or the business of beef slaughtering and processing, in the United States or Mexico.

“Competing Facility” means any beef slaughtering facility, or any beef slaughtering and processing facility, owned by a Competing Business in the United States or Mexico.

“Confidential Information” is defined in Section 9.6.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion” is defined in the recitals to this Agreement.

“Cost” means, with respect to any Unit, an amount equal to the Initial Capital Contribution with respect to such Unit as set forth on Exhibit 3.1 or, with respect to Class C Units, $1.00 per Class C Unit.

“Credit Documents” means (a) the Third Amended and Restated Credit Agreement, dated on or about the Effective Date, among the Company, U.S. Bank National Association, and the lenders and agents party thereto, and all related documents and (b) the Indenture.

“Debt to EBITDA Ratio of the Company” means, with respect to a specified date, the ratio of (a) the Total Indebtedness as of such specified date to (b) EBITDA for the twelve month period ending as of the last business day of the fiscal month immediately preceding such specified date.

“Deferred Equity Incentive Compensation Agreements” means the Deferred Equity Incentive Compensation Agreements, dated as of August 6, 2003, pursuant to which Miller and Klein shall receive, pursuant to the terms and subject to the conditions thereof, the number of Class A Units and Class C Units set forth in paragraph 2 on Exhibit 3.1.

“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.

“EBITDA” means, with respect to a specified period, the Company’s earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP.

“Effective Date” means the date on which the Conversion occurs.

“Effective Time” means the time of day on the Effective Date set forth in the Certificate of Conversion at which time the Conversion is effective, regardless of what time during such day or otherwise that the Certificate of Conversion is filed with the Secretary of State of Delaware.

“Employment Agreements” means the Klein Employment Agreement and the Miller Employment Agreement.

“Farmland Purchase Agreement” means the Asset Sale and Purchase Agreement dated as of June 12, 2003, by and between Farmland Industries, Inc., Farmland Foods, Inc. and NPBCo., LLC, and USPB, USPBCo, LLC, and U.S. Premium Products LLC, as the same may be amended.

“Fair Value” is defined in Section 12.5.3.

“Fiscal Year” means the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code, which currently is a 52-53 week taxable year ending the last Saturday of August, or such other Fiscal Year as determined by the Board of Managers.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Good Reason” shall be as defined in a Person’s written contract of employment or service with the Company, if any, as from time to time in effect; provided, however, that in the case of any Person who is not party to such a written contract, “Good Reason” shall mean the occurrence of any of the following: (i) a material reduction or adverse alteration in the duties, authorities or responsibilities of such Person; (ii) removal of such Person from, or any failure to re-elect such Person to, any titles, offices or positions held by such Person with the Company in connection with such employment; (iii) a reduction by the Company in such Person’s basic salary or bonuses or as the same may be increased from time to time; and (iv) a material and willful breach by the Company of any of its obligations to such Person in connection with such employment.

“Governance Rights” means the rights of a Member or with respect to an Interest, or benefits accorded to such Member or with respect to such Interest, pursuant to Section 3.6 (Additional Issuances of Units), 6.5 (Voting), 6.6 (Required Consents), Section 7.3 (Number and Designation of Rights), Section 7.4 (Voting and Act of the Board), Article 9 (Books, Records, Accounting and Reports), Section 12.2 (Tag-Along Rights), Section 12.3 (Take-Along Rights) and Section 12.5 (Liquidity Option); provided, however, that the obligations of such Member or with respect to such Interest in such designated sections or otherwise in this Agreement shall not be included in the definition of “Governance Rights.”

“Indemnified Persons” is defined in Section 14.1.

“Indenture” means the Indenture relating to the Company’s 10½% Senior Notes due 2011, dated on or about the Effective Date, among the Company, NB Finance Corp. and U.S. Bank National Association, as trustee, and all related documents.

“Initial Capital Contribution” is defined in Section 3.1.

“Initial Contribution Date” means the Effective Date.

“Interest” means, with respect to any Member as of any time, such Member’s limited liability company interest in the Company, together with such Member’s rights and obligations with respect thereto set forth in this Agreement.

“Klein” is defined in the introductory paragraph.

“Klein Employment Agreement” means the employment agreement, dated on or about the Effective Date, between Klein and the Company.

“KleinCo” is defined in the introductory paragraph.

“Liquidated Units” is defined in Section 12.5.4.

“Liquidating Members” is defined in Section 12.5.4.

“Management Units” is defined in Section 3.7(a).

“Members” means the Persons listed as members on Exhibit 3.1 and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.

“Members of the Immediate Family” means, with respect to any Member who is an individual, each parent, spouse or child (including those adopted and stepchildren) of such individual and each custodian or guardian of any property of one or more of such Persons in the capacity as such custodian or guardian.

“Miller” is defined in the introductory paragraph.

“MillerCo” is defined in the introductory paragraph.

“Miller Employment Agreement” means the employment agreement, dated on or about the Effective Date, between Miller and the Company.

“Miller Group” shall mean, for so long as each is a Member, Miller, MillerCo, Klein, KleinCo, and SmithCo, and each of their Permitted Transferees.

“Miller Group Manager” shall mean, in the following order: (i) Miller, so long as he is alive and either (a) he or any of his Permitted Transferees owns any Class B Units or (b) he is employed by the Company; and thereafter (ii) Klein, so long as he is alive and either (a) he or any of his Permitted Transferees owns any Class B Units or (b) he is employed by the Company; and thereafter (iii) such other Person as may be designated by Members holding a majority of the Class B Units held by the Miller Group.

“NBPCo Holdings” is defined in the introductory paragraph.

“Net Profit” and “Net Loss” are defined in Section 5.6.

“New Venture” shall mean an expansion of the Company into a new line of business or new product line that is not within the Pre-Existing Business Operations of the Company, whether effected by internal development, merger, asset acquisition, partnership, joint venture, lease, equity exchange, or otherwise.

“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Partnership” is defined in the Recitals.

“Partnership Act” is defined in the Recitals.

“Partnership Agreement” is defined in the Recitals.

“Pay Date” is defined in Section 12.5.4.

“Percentage Interest” of a Member as of a particular time shall mean the percentage that the number of Class B Units then held by such Class B Member represents of the total number of Class B Units then outstanding.

“Permitted Transferee” is defined in Section 11.2.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

“Pre-Existing Business Operations”, with respect to the Company, means the business operations of the Partnership as such business operations were conducted prior to the Effective Date.

“Priority Return” is defined in Section 5.7.2(b).

“Regulation D” means Regulation D under the Securities Act.

“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

“Regulatory Allocations” is defined in Section 5.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.

“Senior Management Team” means at any particular time the Chief Executive Officer and President of the Company.

“Smith” means Scott Smith.

“SmithCo” is defined in the introductory paragraph.

“Sub-Class” means, (i) with respect to the Class B-1 Units, Class B-1, and (ii) with respect to the Class B-2 Units, Class B-2.

“Subsidiary” means, with respect to any Person, any other Person which is Controlled by such Person.

“Succession Plan” means a plan approved by the Board for the orderly succession of the Senior Management Team.

“Tax Distribution” is defined in Section 5.2.1.

“Tax Matters Member” is defined in Section 10.1.

“Total Indebtedness” means, with respect to a specified date, the aggregate amount of the Company’s indebtedness for borrowed money (including capital leases) as of such specified date.

“Transfer” means a sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.

“Units” are defined in Section 3.2.

“Unreturned Capital Contribution” shall have the meaning set forth in Section 5.2.4.

“Unreturned Priority Capital” shall have the meaning defined in Section 5.7.2(c).

“USPB” is defined in the introductory paragraph.

2. FORMATION AND PURPOSE

2.1 Conversion; Formation. The Company was established as a limited liability company in accordance with the Act by the filing of the Certificate of Conversion and Certificate of Formation with the Delaware Secretary of State pursuant to Section 18-214 of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company is “National Beef Packing Company, LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate. The Board of

Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.

2.3 Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4 Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.5 Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6 Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including without limitation the power:

(a) To conduct its business, carry on its operations and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b) To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c) To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, and any leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(d) To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, individuals or other Persons, or direct or indirect obligations of the United States or any government, state, territory, governmental district or municipality or any instrumentality of any of them;

(e) To lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f) To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g) To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(h) To sue and be sued, defend and participate in administrative or other proceedings in its name;

(i) To appoint employees, officers, agents, consultants and representatives of the Company, and define their duties and fix their compensation;

(j) To indemnify any Person in accordance with the Act and this Agreement;

(k) To cease its activities and cancel its Certificate of Formation; and

(l) To make, execute, acknowledge and file any documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7 Certificates. The filing of each of the Certificate of Conversion and Certificate of Formation by Steven D. Hunt is hereby ratified and confirmed and said Person is hereby designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate of Conversion and the Certificate of Formation, and said Person and such other Persons as may be designated from time to time by the Board of Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8 Principal Office. The principal executive office of the Company shall be located at such place as the Board of Managers shall establish, and the Board may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate. The records required to be maintained by the Act shall be maintained at one of the Company’s principal offices, except as required by the Act.

3. MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

3.1 Members. The Members of the Company shall be listed on Exhibit 3.1, as from time to time amended and supplemented in accordance with this Agreement. Each Member shall be treated as having contributed to the Company on the Initial Contribution Date the amounts indicated on Exhibit 3.1 as such Member’s aggregate Initial Capital Contribution (which amounts shall be the Capital Accounts with respect to such Units as of the date of issuance) and shall receive the number and Class of Units set forth in paragraph 1 of Exhibit 3.1. Exhibit 3.1 shall be amended from time to time so that it sets forth, the then current list of members, the total amount of Capital Contributions made by each such Member and the number of Units held by such member. Exhibit 3.1 also sets forth (a) the number and Class of Units issuable to Miller and Klein pursuant to the Deferred Equity Incentive Compensation Agreement and (b) the Class B Units that are Management B Units.

3.2 Member Interests and Units. The Interests of the Members of the Company shall be divided into units (“Units”) of three Classes, designated as Class A, Class B and Class C. Interests within each Class shall be divided into Units designated as Class A Units (with respect to Class A), Class B Units (with respect to Class B), and Class C Units (with respect to Class C). Units within Class B shall be further divided into two Sub-Classes designated as Class B-1 and Class B-2, and each Class B Unit shall be designated either a Class B-1 Unit or a Class B-2 Unit.

3.3 Additional Members and Units. Subject to Section 3.6 hereof, the Board of Managers may issue Units and admit Persons as members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions (including in the case of Units issued to employees and consultants such vesting and forfeiture provisions) as the Board determines to be appropriate. If additional Units are subsequently issued by the Company, the Capital Account (if any) with respect to those Units as of the date of issuance and the Capital Contributions (if any) that shall be deemed to be made by the Member receiving such Units as of the date of issuance shall be set forth in the agreement pursuant to which the additional Units are issued. Promptly following the issuance of Units, the Board shall cause the books and records of the Company, and an amended Exhibit 3.1 hereto, to reflect the number and Class of Units issued, any members or additional members holding such Units and in the case of Units issued other than in connection with the performance of services, the Capital Contribution per Unit, and the Company shall promptly provide the amended Exhibit 3.1 to each Member. Upon the execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Board in connection therewith, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company.

3.4 Capital Contributions. Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number and Class of Units issued to such Members shall be as set forth in Exhibit 3.1 or in the writing pursuant to which such Units were issued to such Member. Any in-kind Capital Contributions shall be effected by a written assignments or such other documents as the Board of Managers shall direct. Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Board may direct to perfect the Company’s interest in such in-kind Capital Contribution.

3.5 Termination of Governance Rights. Notwithstanding any other provision of this Agreement, if at any time after the Effective Date a Competing Business shall acquire (whether effected by merger, purchase of assets, lease, equity exchange or otherwise) Control of a Member (or a Member shall Control, be Controlled by or under common Control with a

Competing Business), then upon the occurrence of such event the Governance Rights of such Member and associated with such Member’s Interests shall automatically terminate, subject to Section 11.8.

3.6 Additional Issuances of Units.

(a) The Board shall not offer to sell or otherwise issue additional Units to any Person unless (i) (x) the Board’s resolutions authorizing the sale or issuance of such additional Units describes in reasonable detail the Company’s business purpose for undertaking, and the terms of, such proposed issuance or (y) the Board shall have determined that such issuance of Units is, in their good faith judgment, necessary for the Company to avoid a liquidity crisis or a default or violation under any of the Company’s financing facilities or material contracts and (ii) the Board shall have complied with Section 3.6(b).

(b) Subject to compliance with Section 3.6(a) above, prior to offering to sell or otherwise issue additional Units, the Board shall first offer to the Members the opportunity to purchase such offered Units on a pro rata basis in accordance with their Percentage Interests at the same price, and on the same terms and conditions, as the Board is prepared, or proposes, to offer or issue such additional Units to any other Member or to any Person who, prior to such sale or issuance, is not a Member of the Company.

(c) The provisions of this Section 3.6 shall not apply to: (i) Units which are issued in order to acquire the assets or business of another Person (subject to Section 6.6); or (ii) Units (other than Units issued pursuant to the Deferred Equity Incentive Compensation Agreements) which are issued to employees or consultants pursuant to compensation plans or agreements approved by the Board (except that if NBPCo Holdings’ Percentage Interest shall be greater than 20% immediately prior to such an issuance, NBPCo Holdings shall be permitted to participate in such an issuance in accordance with Section 3.6(b) to the extent necessary to maintain its Percentage Interest at 20%); or (iii) Units issued pursuant to either of the Deferred Equity Incentive Compensation Agreements.

3.7 Company’s Repurchase of Management Units.

(a) In the event the employment with the Company of Miller, Klein or Smith is terminated by the Company for Cause or by such Person without Good Reason, and such termination is not the result of the death or disability of such Person, then the Company may repurchase the Units owned by such terminated Person or Affiliate of such terminated Person and designated as subject to this Section 3.7 in Exhibit 3.1 (the “Management Units”), for an amount equal to the Cost of such Management Units. If the Company elects to repurchase any of a Member’s Management Units pursuant to this Section 3.7, the Company shall give written notice prior to ten (10) days after the termination of employment of its intention so to repurchase such Management Units and shall in such notice designate the closing date for the repurchase (to be not later than thirty (30) days after the termination of employment). At the closing, the Company shall purchase the Management Units at Cost by check or wire transfer and the individual shall execute such documents or instruments of transfer as the Company may reasonably request in order to transfer the Management Units being repurchased to the Company. In default of such execution, the Board may appoint a Person as attorney-in-fact for such individual for such purpose who shall execute such documents or instruments of transfer, provided that the Company shall simultaneously make payment as required by this Section 3.7(a).

(b) This Section 3.7 shall not apply if the termination of employment of any of the Persons designated in Section 3.7(a) shall occur after the earlier of: (i) a Change of Control and (ii) the third anniversary of the Effective Date.

4. CAPITAL ACCOUNTS

4.1 Allocations. The Net Profits and Net Loss of the Company and any items of income, gain, deduction or loss that are specially allocated in any fiscal period shall be allocated among the Members as provided in Article 5.

4.2 Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained for each Member which:

(a) shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s share of the Net Profit of the Company, and

(b) shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s share of the Net Loss of the Company.

It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith.

4.3 Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Board of Managers, immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member and upon the redemption of the Interest of a Member, the then prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.6.3). Accordingly, as of the date of issuance of additional Units or the redemption of all or a portion of a Member’s Interest in the Company, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of the Company as of such date.

4.4 Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.6.3. If the Company is subject to an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company, Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution.

4.5 Additional Capital Account Provisions. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor. Units held by a Member may not be transferred independently of the Interest to which the Units relate.

5. DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

5.1 Board of Managers Determination. The Board of Managers shall determine the timing and the aggregate amount of any Distributions to Members; provided, however, that:

5.1.1 Unless the Board determines that a Tax Distribution made under Section 5.2.1 will cause the Company to violate a covenant of the Company’s then-existing financing agreements (including without limitation, if then in force, the Credit Documents), the Board shall make a Tax Distribution not later than the dates specified in Section 5.2.1.

5.1.2 Unless the Board determines that a Distribution made under Section 5.2.2 will cause the Company to violate a covenant of the Company’s financing agreements (including without limitation, if then in force, the Credit Documents), the Board shall make a Priority Return Distribution not later than the dates specified in Section 5.2.2.

5.1.3 Unless the Board determines that a Distribution made under Section 5.2.3, Section 5.2.4 or Section 5.2.5 will cause the Company to violate a covenant of the Company’s financing agreements (including without limitation, if then in force, the Credit Documents), and subject to Section 6.6, the Board may make any additional Distributions to the Members in such aggregate amounts and on such occasions as the Board may determine; provided that:

(a) any such additional Distribution made prior to the later of (i) the fifth anniversary of the Effective Date and (ii) the full discharge of the Company’s obligations under the Indenture, shall require the unanimous approval of the Board;

(b) any such additional Distribution made from and after the later of (i) the fifth anniversary of the Effective Date and (ii) the full discharge of the Company’s obligations under the Indenture, shall require the approval of the Board as follows:

(i) if the additional Distribution, together with any borrowings made prior thereto or in connection therewith, would result in a Debt to EBIDTA Ratio of the Company equal to or exceeding 2:1 immediately following the Distribution and any such borrowings, the unanimous consent of the Board will be required;

(ii) if the additional Distribution, together with any borrowings made prior thereto or in connection therewith, would result in a Debt to EBIDTA Ratio of the Company equal to or exceeding 1:1 and below 2:1 immediately following the Distribution and any such borrowings, a seventy-five percent (75%) vote of the Board will be required;

(iii) if the additional Distribution, together with any borrowings made prior thereto or in connection therewith, would result in a Debt to EBIDTA Ratio of the Company below 1:1 immediately following the Distribution and any such borrowings, a majority vote of the Board will be required.

5.2 Distributions. Distributions from the Company to its Members shall be made only after allocating the Net Profit or Net Loss of the Company through the date as of which the Distribution is being charged to the Capital Accounts of the Members. Such Distributions shall be charged to the Capital Accounts of the Members and made in the following order (except that no Member shall be entitled to receive a Distribution that would create or increase a deficit balance in such Member’s Capital Account unless the Capital Accounts of all Members have previously been reduced to zero):

5.2.1 Tax Distributions. Subject to Section 5.1, the Company shall distribute to all Members prior to the tenth (10th) day after the end of each fiscal quarter an aggregate amount equal to forty-eight percent (48%) of the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter (the “Tax Distribution”). The Board of Managers shall determine the amount to be distributed to the Members pursuant to this Section 5.2.1 in its reasonable discretion based on such reasonable assumptions as the Board of Managers determines in good faith to be appropriate. Tax Distributions shall be divided between the Class A Members and the Class B Members in proportion to the taxable income allocated or expected to be allocated to the Members of each Class for the fiscal quarter, and shall be made among the Class A Members pro rata in proportion to their respective allocations under Section 5.7.2 and among the Class B Members pro rata in accordance with their Percentage Interests.

5.2.2 Priority Return Distributions. Next, and subject to Section 5.1, within thirty (30) days of the close of each fiscal quarter, the Company shall distribute to the Class A Members in proportion to and to the extent of the excess, if any, of (i) all allocations of gross income and gain made pursuant to Section 5.7.2(a) to each Class A Member through the end of the most recent fiscal quarter, over (ii) the sum of all prior and concurrent Distributions to such Class A Member pursuant to Section 5.2.1 (with respect to such Class A Member’s Class A Units) and all prior Distributions to such Class A Member pursuant to this Section 5.2.2.

5.2.3 Return of Priority Capital. Next, to the Class A Members in reduction of their Unreturned Priority Capital with respect to their Class A Units, in proportion to and to the extent of each Class A Member’s Unreturned Priority Capital, provided, that except in the case of Distributions following the dissolution of the Company, Distributions under this Section 5.2.3 must be approved by the Board of Managers in accordance with Section 5.1.3.

5.2.4 Return of Other Capital. Next, to the Class B Members and Class C Members in proportion to and to the extent of the Unreturned Capital Contributions with respect to the Class B Units and Class C Units held by such Members. The “Unreturned Capital Contribution” with respect to a Class B Unit or a Class C Unit shall equal the excess, if any, of the Capital Contributions made with respect to such Unit over the aggregate Distributions made with respect to such Unit pursuant to this Section 5.2.4. Except in the case of Distributions following the dissolution of the Company, Distributions under this Section 5.2.4 must be approved by the Board of Managers in accordance with Section 5.1.3.

5.2.5 Other Distributions. Next, to the Class B Members in accordance with their Percentage Interests, provided, that except in the case of Distributions following the dissolution of the Company, Distributions under this Section 5.2.5 must be approved by the Board of Managers in accordance with Section 5.1.3.

5.3 No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.

5.4 Withholdings. All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company shall be treated as amounts paid to the Company. The Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld. The Board shall allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld and shall treat such amounts as actually distributed to such Members.

5.5 Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to such Distribution. If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

5.6 Net Profit or Net Loss.

5.6.1 The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a) Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.8.

(b) Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.

(c) Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.

5.6.2 Allocations of Net Profit. The Net Profit of the Company for any relevant fiscal period shall be allocated and credited to the Capital Accounts of the Members as follows:

(a) If the aggregate amounts previously charged to the Capital Account of any Member with respect to Net Losses and unrealized losses allocated under Section 4.3 exceed the aggregate amounts previously credited to the Capital Account of such Member with respect to Net Profit, income or gain allocated pursuant to Section 5.7.2, and unrealized gains allocated under Section 4.3, then Net Profit shall be allocated (i) first, in proportion to the deficit Capital Account balance of each Member with a deficit until all such deficits balances are eliminated and (ii) thereafter, successively to each Class A Member in proportion to such Member’s share of any remaining excess of such charges over credits in respect of such Member’s Class A Units until the excess is eliminated and then to each Class B Member in proportion to such Member’s share of any remaining excess of such charges over credits in respect of such Member’s Class B Units until the excess is eliminated; and

(b) Thereafter, the balance of such Net Profit shall be allocated to the Class B Members pro rata in accordance with Percentage Interests.

5.6.3 Allocations of Net Loss. The Net Loss of the Company for any relevant fiscal period shall be allocated and charged to the Capital Accounts of the Members as follows:

(a) The Net Loss shall be allocated first to the Class B Members in proportion to and to the extent of Net Profit allocated to such Members in respect of their Class B Units under Section 5.6.2 and not yet reversed;

(b) Next, any remaining Net Loss shall be allocated to the Class B Members and Class C Members in proportion to and to the extent of the portion of the positive balances in their Capital Accounts attributable to their Class B and Class C Units;

(c) Next, any remaining Net Loss shall be allocated among the Class A Members pro rata in proportion to and to the extent of the portion of the positive balances in their Capital Accounts attributable to their Class A Units; and

(d) Any remaining Net Loss shall be allocated among the Class B Members pro rata in accordance with Percentage Interests.

5.6.4 Interpretation. The Members intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and to appropriately reflect the Members’ rights to Distributions as set forth in Sections 5.2 and 13.3, and the Company shall interpret the provisions in accordance with such intent and make such adjustments as may be necessary to effect such intent; provided, however, that any such interpretation or adjustment shall affect only Capital Accounts and allocations and shall not affect any Member’s rights to Distributions as set forth in this Agreement.

5.7 Regulatory and Special Allocations.

5.7.1 Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 5.7.1, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code (the “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose the Board of Managers, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.

5.7.2 Special Allocation of Priority Return.

(a) After giving effect to the Regulatory Allocations, if any, the remaining items of gross income or gain for each fiscal quarter, if any, shall be specially allocated to the Class A Members with respect to the Class A Units in proportion to and to the extent of the excess, if any, of (i) each Class A Member’s Priority Return on such Member’s Class A Units determined through the end of such fiscal quarter, over (ii) the cumulative items of income and gain allocated to such Class A Member pursuant to this Section 5.7.2 for prior fiscal quarters.

(b) “Priority Return” means, with respect to any Class A Unit, the product of (i) five percent (5%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring between the Effective Date (or, with respect to a Class A Unit issued after the Effective Date, the date of issuance of such Class A Unit) and the last day in the period for which the Priority Return is being calculated, multiplied by (ii) the average daily balance of each Class A Member’s Unreturned Priority Capital with respect to such Class A Unit from time to time during the period for which the Priority Return is being calculated.

(c) The “Unreturned Priority Capital” of any Class A Member with respect to any Class A Unit on any date shall be equal to the excess, if any, of (a) the aggregate Capital Contributions of such Class A Member as of such date with respect to such Class A Unit, over (b) the aggregate Distributions to such Class A Member pursuant to Section 5.2.3 as of such date that is attributable to such Class A Unit. For purposes of determining the portion of aggregate Distributions under Section 5.2.3 attributable to a particular Class A Unit, any Distribution to a Class A Member under Section 5.2.3 shall be allocated among the Class A Units held by such Member at the time of such Distribution in proportion to the Unreturned Priority Capital of each Class A Unit immediately prior to the Distribution.

5.8 Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation.

5.8.1 Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

5.8.2 Revalued Assets. If upon the acquisition of additional Units in the Company by a new or existing Member the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

5.8.3 Elections and Limitations. The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 5.8 shall be made using the so called “traditional method” described in Regulation 1.704-3(b); provided, however, that the Board of Managers, with the advice of the Company’s auditors or tax counsel, may elect to use the so-called “traditional method with curative allocations” described in Regulation 1.704-3(c).

5.8.4 Allocations. Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner such items are allocated for purposes of calculating Net Profits and Net Losses.

6. STATUS, RIGHTS AND POWERS OF MEMBERS AND

CERTAIN MEMBER AGREEMENTS

6.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.

6.2 Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

6.3 No Management or Control. Except as expressly provided in this Agreement, no Member shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 18-402 of the Act.

6.4 Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (b) make voluntary Capital Contributions or to contribute any property to the Company other than cash; (c) bring an action for partition against the Company or any Company assets; (d) cause the termination and dissolution of the Company, except as set forth in this Agreement; or (e) upon the Distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any such rights.

6.5 Member Voting. Except as otherwise set forth in this Agreement, all powers of the Members shall be exercised in accordance with Section 7.3 by the appointment of Managers.

6.6 Required Consents. Notwithstanding the grant of authority to the Board of Managers pursuant to Section 7.14 and notwithstanding any other provision of this Agreement, none of the following actions shall be taken by the Company without the prior written consent of: (i) each Member (other than a Member in the Miller Group) holding not less than 10% of the then outstanding Class B Units; and (ii) the Miller Group Manager (acting on behalf of the Members in the Miller Group for purposes of giving or withholding such consent), for so long as the Miller Group together holds an aggregate of not less than 10% of the then outstanding Class B Units:

(a) Mergers or consolidations with or into any other Person, whether or not the Company is the surviving entity.

(b) Dispositions (whether effected by merger, sale of assets, lease, equity exchange or otherwise) of: (i) all or substantially all of the assets of the Company; (ii) the Company’s Liberal, Kansas processing facility; or (iii) the Company’s Dodge City, Kansas processing facility; provided that nothing in this clause (b) shall restrict the ability or authority of the Board to mortgage, pledge, hypothecate or grant a security interest in any of the foregoing.

(c) Any modifications or alterations in the rights, preferences or privileges of any Class of Units issued by the Company and held by a Member, which modification or alteration would adversely affect the holder of a Unit of such Class.

(d) The making by the Company of any investment in, or expenditure with respect to, any New Venture, other than investments or expenditures of less than $10,000,000 individually or $30,000,000 in the aggregate during any given Fiscal Year.

(e) Termination of either Miller or Klein from their employment with the Company (provided that the consent of the Miller Group shall not be required to take any such action).

(f) Entering into any contracts, agreements or transactions with any of the Members or their Affiliates, other than: (i) contracts, agreements or transactions entered into in the ordinary course of business on an arms’ length basis, with the terms and conditions thereof disclosed to the Board prior to the commencement date of any such contract, agreement or transaction; or (ii) transactions between the Company and any Member in the Miller Group that are described in Section 20 of the Miller Employment Agreement.

(g) Except as required by the Credit Documents, actions that limit (i) the making of distributions to Members as provided for in this Agreement or (ii) any required or mandatory repurchases of any Units as provided for in this Agreement.

(h) Redemption or repurchase of Interests or Units other than redemptions or repurchases pursuant to Section 3.7 or 12.5.

(i) Distributions to Members, except Tax Distributions pursuant to Section 5.2.1 and Distributions pursuant to Section 5.2.2.

(j) Dissolution, liquidation or winding up of the Company.

(k) The making of a general assignment by the Company in favor of the Company’s creditors.

(l) Without limitation of Section 17.1, any amendment, modification, supplement or restatement of or to this Agreement, other than an amendment, modification, supplement or restatement (i) being executed solely to reflect any dilution in such Member’s Interest resulting from the issuance of Units as contemplated by Article 3, or (ii) being executed solely to reflect the acceptance of a new Member pursuant to Article 11, provided that such amendment, modification, supplement or restatement treats all Members ratably based on their Interests.

(m) Any conversion of the Company to corporate form, regardless of the form of the transaction used to accomplish the conversion.

(n) Designation of a new Tax Matters Member.

(o) Approval of the taking of any of the foregoing actions by any direct or indirect Subsidiary of the Company.

(p) Changing the name of the Company.

(q) Lending money outside of the ordinary course of business, other than (i) trade payables and (ii) loans to Subsidiaries, including National Beef aLF, LLC.

The charter or partnership or limited liability agreement pursuant to which any Subsidiary of the Company is organized shall contain provisions satisfactory to the Members whose consent is required under this Section 6.6 which reflect the foregoing restrictions.

6.7 Restrictions on Member Competition. In consideration of the mutual covenants and agreements of the Company and the Members set forth in this Agreement, each Member hereby covenants and agrees as follows:

(a) Certain Activities of USPB Prohibited. Commencing on the Effective Date and continuing for so long as USPB and its Affiliates own or Control any Class B Units of the Company, USPB and its Affiliates shall not, directly or indirectly, singularly or in the aggregate, own or Control more than five percent (5.0%) of the Ownership Interests of, or otherwise run, manage, operate, direct or Control, any Competing Business or any Competing Facility.

(b) Certain Activities of NBPCo Holdings Prohibited.

(i) Commencing on the Effective Date and continuing for so long as NBPCo Holdings or its Affiliates owns or Controls any Class B Units of the Company, NBPCo Holdings and its Affiliates shall not, directly or indirectly, singularly or in the aggregate, own or Control more than five percent (5%) of the Ownership Interests of, or otherwise run, manage, operate, direct, or Control, any Competing Business or any Competing Facility.

(ii) The members acknowledge and agree that NBPCo Holdings and its Affiliates directly and indirectly compete with the Company in segments of the beef market not constituting a Competing Business or a Competing Facility and nothing in this Agreement shall in any way limit NBPCo Holdings or its Affiliates ability to compete with the Company, subject to clauses (i), (iii), (iv) and (v) of this Section 6.7(b).

(iii) Commencing on the Effective Date and continuing for so long as NBPCo Holdings or its Affiliates owns or Controls any Class B Units of the Company, if at any time NBPCo Holdings or its Affiliates commences a venture on its own that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo Holdings will offer the Company an opportunity to supply beef as a raw material to such business activity, on arms length terms and conditions.

(iv) Commencing on the Effective Date and continuing for so long as NBPCo Holdings or its Affiliates owns or Controls any Class B Units of the Company, if at any time NBPCo Holdings or its Affiliates commences a venture in conjunction with a Competitor of the Company, or a Competing Business or Competing Facility that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo Holdings or its Affiliates will offer the Company an opportunity to participate in a comparable venture on terms and conditions that are at least as favorable as the terms and conditions offered to and agreed with such Competitor. If the Company fails, within thirty (30) days after being so presented with such opportunity, to accept such opportunity or otherwise fails to pursue such opportunity with reasonable diligence, the Company will waive its right to require NBPCo Holdings to continue such offer and shall likewise waive any claim that NBPCo Holdings’ engagement in such activity with a Competitor violates this this Section 6.7(b) or constitutes a breach of the fiduciary duties of NBPCo Holdings Manager designee.

(v) NBPCo Holdings will not use its Ownership Interest in the Company, and its Manager designee will not use that governance position, to gather Confidential Information from the Company or inappropriately block competitive projects of the Company, and NBPCo Holdings agrees not to use any such Confidential Information for any purpose not related to the Company’s conduct of its business or otherwise in a manner detrimental to the Company. Notwithstanding any other provision of this Agreement, if NBPCo Holdings seeks to, or does acquire, engage in, or operate a venture of the type described above or otherwise competes with the Company, the Board may restrict NBPCo Holdings’ access to Confidential Information in its sole discretion, and NBPCo Holdings agrees that, at the request of the Board, it will cause its Manager designee to recuse himself from meetings and other discussions relating to such Confidential Information or the consideration of the Company’s involvement in such venture, Competing Business or Competing Facility.

(c) Certain Activities of Members in Miller Group Prohibited. Commencing on the date hereof and continuing for so long as a Member in the Miller Group or any of his or its respective Affiliates owns or Controls any of the Class B Units of the Company, such Member in the Miller Group, together with its respective Affiliates shall not, directly or indirectly, own or Control more than five percent (5.0%) of the Ownership Interest of, or otherwise run, manage, operate, direct or Control, any Competing Business or any Competing Facility; provided, however, that the restrictions contained in this Section 6.7 shall not restrict Miller from (i) investing in, or acquiring any rights to contracts of, businesses relating to lactoferrin in connection with medical or other applications not related to beef, pork, poultry, fish, dairy, produce and animal feed (for food safety purposes) or (ii) receiving from the licensor party to an Exclusive License Agreement dated December 10, 1999 with National Beef a portion of royalty payments paid and payable by National Beef to the licensor pursuant to such Exclusive License Agreement.

(d) Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8 Agreement Regarding Cattle Purchase Agreements. The Members agree that, the terms of any new Cattle Purchase Agreements (and payment grids with respect to the Company) must be approved by the Senior Management Team, on the one hand, and USPB, on the other hand, before they are entered into by the Company. The Members agree that any such Cattle Purchase Agreements between the Company and USPB shall be identical in all material respects to the Cattle Purchase Agreement dated as of December 1, 1997, except that each such Cattle Purchase Agreement shall provide (a) that the consent of USPB or its successors or Affiliates is not required to effect a Change of Control of the Company, (b) that the rights and obligations of both parties thereto shall survive a Change of Control of the Company for not less than twelve months after the date of consummation of such Change of Control and (c) for periodic adjustments to the pricing grids consistent with past practice. USPB further covenants that it will agree to amend all existing Cattle Purchase Agreements, if necessary, to make such Cattle Purchase Agreements comply with the requirements of the immediately preceding sentence. The Members agree that any dispute arising in respect of any such cattle purchase agreements may be settled by binding arbitration in accordance with Section 18.5.

6.9 Agreement to Negotiate Certain Requirements Contracts in Good Faith. From and after the Effective Date, the Company and NBPCo Holdings agree to continue to meet and negotiate in good faith and on an arms’ length basis to ensure the Company’s ability to acquire all its requirements of NBPCo Holdings’ finished product and NBPCo Holdings’ ability to acquire all of its requirements of the Company’s trim with equal to or less than 50% lean, each on terms and conditions at least as favorable as the terms and conditions that party would permit any other Person to participate in such transactions.

6.10 Agreement Regarding Waiver of Right of Set-off. Each of NBPCo Holdings and the Company hereby irrevocably waives any right to offset any payment due or claimed to be due to such party under this any agreement entered into between them against any amounts that are due or claimed to be due by the other party under any other such agreement, including without limitation the Requirements Contracts.

6.11 Contracts with Managers or their Affiliates. Subject to any additional requirements imposed by Section 6.6 hereof, no contract or transaction between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its Affiliate has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which the contract or transaction is authorized, if: (i) the material facts of such Manager’s material financial interest are disclosed to the Board of Managers; and (ii) the contract or transaction is otherwise permitted, authorized or approved in accordance with this Agreement. The presence of the interested Manager may be counted in determining the presence of a quorum at any such meeting at which the contract or transaction is authorized.

6.12 Member Compensation; Expenses; Loans.

(a) Except as otherwise provided in a written agreement approved by the Board of Managers, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the Board of Managers, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b) Any Member or Affiliate may, if approved in accordance with Section 6.6(f) and to the extent permitted by the Credit Documents, lend or advance money to the Company (it being understood that no such loan or advance shall be deemed to take place in the ordinary course of business). If any Member or Affiliate shall make any such permitted loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. Unless otherwise agreed by the lending Member or Affiliate and the Company and approved in accordance with Section 6.6, the amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Board of Managers for loans to its most creditworthy commercial borrowers, plus up to six percent (6%) per annum as agreed upon by the Board and the Member and approved in accordance with Section 6.6, and on such other terms and conditions no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

(c) On the Effective Date, the Company shall pay at the closing all costs and fees of any kind attributable to the Company and shall reimburse USPB, the members of the Miller Group, and each of their Affiliates for all reasonable fees and out-of-pocket expenses and costs incurred by them in connection with the transactions contemplated by the Farmland Purchase Agreement, this Agreement, the Credit Documents, and all other agreements and documents related thereto, including without limitation fees and costs of counsel and accountants of USPB, the members of the Miller Group, and each of their Affiliates, and all costs and expenses required to be paid in connection with the consummation of the transactions contemplated by the Credit Documents.

6.13 Certain Permitted Payments. The Members agree that the Company shall (a) make all payments to Farmland Industries, Inc. required pursuant to Section 7.6 of the Farmland Purchase Agreement and (b) pay to USPB an amount equal to the amount that would have been paid as a “final Tax Distribution” pursuant to Section 4.4(a) of the Partnership Agreement, as in effect immediately prior to the Farmland Transaction, with respect to the period ended as of the

Effective Date due to the consummation of the Farmland Transaction (without duplicating any amounts paid pursuant to Section 5.2 of this Agreement).

7. DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES

AND DUTIES OF THE BOARD OF MANAGERS

7.1 Board of Managers. The business of the Company shall be managed by the Board of Managers, and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes under the Act. The Board shall initially be the individuals set forth in Section 7.2. Thereafter, the individuals constituting the Board shall be designated by the Members in accordance with the provisions of Section 7.3. Decisions of the Board shall be decisions of the Company’s “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company designated by the Board in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 8.

A decision of the Board may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in this Article 7 as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

7.2 Initial Managers. The initial Managers of the Company comprising the initial Board of Managers, who shall serve for such terms and in such manner as prescribed by this Article 7, are the following Persons:

Manager Name	Address	Designated By
Steven D. Hunt	12200 N. Ambassador Dr. Kansas City, MO 64163	USPB

Richard Jochum	891 Two Rivers Drive Dakota Dunes, SD 57049	NBPCo Holdings

John R. Miller	3562 Oakland Drive Park City, UT 84060	Miller Group

7.3 Number and Designation Rights. Each Class B Member (other than a Member in the Miller Group) holding together with its Affiliates not less than 10% of the outstanding Class B Units shall have the right to designate one Manager. In addition, the Miller Group shall have the right to designate the Miller Group Manager to the Board so long as (x) any Member within the Miller Group holds any of the outstanding Class B Units or (y) either Miller or Klein continues to be employed by the Company. The number of Managers shall at all times be equal to the number of Members (or group of Members) so entitled to designate a Manager. Other than with respect to the initial Managers set forth in Section 7.2, if it is necessary pursuant to this Article 7 to appoint additional or replacement Managers, each Member qualified to so designate a Manager pursuant to the first sentence of this Section 7.3 shall designate its Manager by delivering to the Company a written statement designating its Manager and setting forth such Manager’s business address and telephone number. The Members, by signing this Agreement, hereby agree to the designation of the Persons identified above in Section 7.2 hereto as Managers until their successors are designated in accordance with this Article 7, each such Manager being deemed designated by the Member (or group of Members) set forth opposite such Manager indicated above. A Manager need not be a Member.

7.4 Voting and Act of the Board; Action without a Meeting. Each Manager shall have such vote as reflects the percentage of outstanding Class B Units held by the Member (or group of Members) that elected or appointed the Manager. Except as otherwise expressly provided in this Agreement, the Board of Managers shall take action by the affirmative vote of a majority of weighted votes of Managers present at a duly held meeting at which a quorum is present, and references in this Agreement to actions by the Board shall be read accordingly. There shall be no requirement that any action of the Board be approved by Managers elected or appointed by a certain class of Members. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken by written action signed by all of the Managers comprising the Board and such writing or writings shall be filed with the records of the meetings of the Board. Such consent shall be treated for all purposes as the act of the Board.

7.5 Tenure. Except as otherwise provided by law or by this Agreement, each Manager shall remain in office until such Manager dies, resigns, or is removed by the Member (or group of Members) designating such Manager.

7.6 Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

7.7 Removal. A Manager may be replaced or removed at any time by the Member (or group of Members) designating such Manager having the right to elect or appoint such Manager.

7.8 Vacancies. Any vacancy occurring on the Board of Managers shall be filled by the Member (or group of Members) designating such Manager having the right to elect or appoint such Manager. The Board shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Managers required for a quorum or for any vote or other action; provided, however, that the Board may not take any action without first giving a Member able to designate a Manager to fill a vacancy at least 48 hours to fill such vacancy.

7.9 Meetings. Regular meetings of the Board of Managers shall be held from time to time as determined by the Board of Managers. Special meetings of the Board shall be held upon the call of the Chairman of the Board, the Chief Executive Officer or two or more Managers. Board meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the person calling the meeting and stated in the notice of the meeting. Managers may participate in a Board of Managers meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

7.10 Notice. Notice of each meeting of the Board of Managers, in writing or by electronic mail, stating the place, day and hour of the meeting, shall be given to each Manager at least three (3) business days before the day on which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board of Managers does not need to specify the business to be transacted or the purpose of the meeting.

7.11 Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board of Managers shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating its objection to the transaction of any business because the meeting is not lawfully called or convened.

7.12 Quorum. Managers in office designated by two-thirds of the Class B Units then outstanding shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board of Managers; provided that if there is less than a quorum of Managers present at two consecutive duly-called Board meetings, then the quorum at the second of such meetings shall be Managers in office designated by a majority of the Class B Units then outstanding. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

7.13 Compensation. The Board of Managers may fix the compensation, if any, of Managers who are not employees of the Company. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or in connection with other business of the Company.

7.14 Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents appointed by the Board, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Board shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. The power and authority granted to the Board hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning (in each case subject to the terms, conditions, and special approval requirement of this Agreement): (a) hiring and firing employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining real property, (e) purchasing insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (g) making investments in or the acquisition of securities of any Person, (h) giving guarantees and indemnities, (i) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) dissolution, (1) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (o) all other acts or activities necessary, convenient or incidental for the accomplishment of the purposes of the Company including any and all actions that the Company may take as described in Section 2.6.

7.15 Reliance by Third Parties. Any person or entity dealing with the Company or the Members may rely upon a certificate signed by a member of the Board of Managers as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

8. DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES

AND DUTIES OF OFFICERS AND AGENTS

8.1 Officers, Agents. The Board of Managers by vote or resolution shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder, including the power to execute documents on behalf of the Company, as the Board may in its sole discretion determine; provided, however, that no such delegation by the Board shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice President, Controller and Secretary. Unless the authority of the officer in question is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the Board, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8; provided, however, that without the required consent pursuant to Section 6.6 no officer shall take any action for which the consent of certain Members is required thereunder; and provided, further, that without the required consent pursuant to Section 8.12 no officer shall take any action for which consent is required thereunder.

8.2 Election. The officers may be elected by the Board of Managers at their first meeting or at any other time. At any time or from time to time the Board may delegate to any officer their power to elect or appoint any other officer or any agents. Officers must be natural persons.

8.3 Tenure. Each officer shall hold office until its respective successor is chosen and qualified unless a different period shall have been specified by the terms of its election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

8.4 Chairman of the Board of Managers, Chief Executive Officer, President and Vice President. The Chairman of the Board of Managers, if any, shall have such duties and powers as shall be designated from time to time by the Board of Managers. Subject to the terms and conditions of this Agreement, the Chief Executive Officer shall have direct and general charge and supervision of all business and administrative operations of the Company and all other such duties, responsibilities authority and privileges as are set forth in his employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authority and privileges as are delegated to him by the Board or that a Chief Executive Officer of a Delaware corporation would have in respect of a Delaware corporation in the absence of a specific delegation of such duties, responsibility, authority and privileges. The Chief Executive Officer shall also perform such other duties that may be assigned by the Board to the extent consistent with this Agreement and his employment agreement, if any, as amended from time to time. The President and any Vice Presidents shall have duties as shall be designated from time to time by the Chief Executive Officer or by the Board of Managers.

8.5 Chief Financial Officer. Unless the Board of Managers otherwise specifies, the Chief Financial Officer of the Company shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers. If no Controller is elected, the Chief Financial Officer shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Controller.

8.6 Controller. If a Controller is elected, the Controller shall, unless the Board of Managers or the Chief Executive Officer otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers.

8.7 Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chair of the Board of Managers or the Chief Executive Officer. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the Chief Executive Officer or the Secretary.

8.8 Vacancies. If the office of any officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and until its successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

8.9 Resignation and Removal. The Board of Managers may at any time remove any officer either with or without cause. The Board may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering its resignation in writing to the Chair of the Board, the Chief Executive Officer or the Secretary or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

8.10 Compensation. Officers shall receive such compensation as may be determined from time to time by resolution of the Board of Managers or as otherwise provided in a written employment agreement.

8.11 Delegation. Unless prohibited by a resolution of the Board of Managers, an officer elected or appointed by the Board may delegate in writing some or all of the duties and powers of such person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

8.12 Certain Actions Requiring Board of Manager Consent. Notwithstanding any delegation of the Board of Managers’ authority to any officer pursuant to the foregoing provisions of this Article 8 and notwithstanding any other provision of this Agreement or any employment agreement between such officer and the Company, the power to take the following actions shall be vested exclusively in the Board of Managers (subject to Section 6.6), unless the Board gives its express prior consent thereto:

(a) Entering into any contract, agreement or arrangement with any Person (including with accountants, investment bankers or consultants) where the aggregate expenditure of the Company with respect to any such Person in any Fiscal Year will or is reasonably likely to exceed $1,000,000, excluding those expenditures in the ordinary course of business or that are contemplated in the annual budget approved by the Board.

(b) Entering into any agreement for the borrowing of money (whether in the public or private markets), obtaining credit (other than trade credit in the normal course of business) or amending in any material respect any of the terms and conditions of any of the Credit Documents.

(c) Issuances of additional Units of the Company, other than pursuant to the Deferred Equity Incentive Compensation Agreements.

(d) Securing any obligations of the Company with any of its assets.

(e) Distributions of cash (or other Company assets) to Members.

(f) Acquisitions, disposals or sales of properties or assets (whether effected by merger, sale of assets, lease or equity exchange or otherwise), other than in the ordinary course of business or as contemplated in the annual budget approved by the Board, and other than in any transaction involving less than $1,000,000.

(g) Adoption of or changes in the annual budgets which shall be prepared by the officers of the Company in detail reasonably satisfactory to, and approved by, the Board, and which shall be consistent with the format used by the Company for preparation of its annual and quarterly financial statements. The Chief Financial Officer of the Company shall submit the proposed annual budget to the to the Board for approval at least 30 days prior to the commencement of each Fiscal Year (other than the Company first Fiscal Year, wherein the annual budget should be submitted for approval as soon as practicable after the Effective Date).

(h) Making unbudgeted expenditures of $1,000,000 or more in any Fiscal Year.

(i) Approval of any Succession Plan, it being understood that a draft of such Succession Plan is to be prepared by the Senior Management Team of the Company and submitted to the Board of Managers for approval at least 30 days prior to the implementation of such Succession Plan.

(j) Hiring, firing, promotion or demotion of any officer on the Senior Management Team or the Chief Financial Officer.

(k) Termination of general legal counsel for the Company and the hiring of special legal counsel (it being understood that the Chief Executive Officer’s authority to engage the general legal counsel for the Company shall be as specified in the Chief Executive Officer’s employment agreement).

(l) Approval of the Company’s expense reimbursement policies, to the extent relating to members of the Senior Management Team, and the Company’s currency or securities hedging and insurance policies.

(m) The formation of or investment in any Subsidiaries and any agreements relating thereto, including without limitation any agreements with joint venturers, partners or co-investors.

(n) The approval of any employment (or similar) contract or agreement under which the obligations of the Company exceed (or are expected to exceed) $1,000,000 over the term of such contract or agreement or exceed (or are expected to exceed) $333,333 in any Fiscal Year.

(o) Initiating, revising or eliminating any management bonus program.

(p) Making any material public announcement outside the normal course of business, unless the making of such public announcement is: (i) necessary to prevent a material adverse effect on the business of the Company or is otherwise required by applicable law; or (ii) deemed necessary and appropriate by the Senior Management Team to avoid an imminent public health danger.

(q) Approving all new sites for office space, plants or other operations and of associated capital expenditures, other than those contemplated in the annual budget approved by the Board.

(r) Indemnifying any officer, manager, employee or agent of the Company or its Subsidiaries on behalf of the Company or its Subsidiaries.

(s) Initiating or settling any litigation where the resulting loss or damage (plus any costs, including attorneys’ fees) will or could reasonably be anticipated to exceed $1,000,000.

9. BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1 Books and Records. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office or such other office as the Board of Managers shall determine all of the following:

(a) A current list of the full name and last known business or residential address of each Member and Manager;

(b) information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

(c) A copy of the Certificate and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendments have been executed;

(d) Copies of the Company’s federal, state and local income tax or information returns and reports;

(e) The audited financial statements of the Company; and

(f) The Company’s books and records.

9.2 Delivery to Member, Inspection; etc. Upon the request of any Member for any purpose reasonably related to such Member’s Interest, the Board of Managers shall allow the Member and its designated representatives or agents, upon at least two business days prior written notice to the Board and during reasonable business hours, to examine the Company’s books and records for such purpose at the Member’s sole cost and expense. A Member requesting such an examination of the Company’s books and records may also request, and the Board shall endeavor to cause, that Managers, members of the Senior Management Team, and the independent certified public accountants for the Company be made available to discuss such books and records. In addition each Member shall have the right to obtain from the Company such other information regarding the Company’s affairs and financial condition as is just and reasonable. The foregoing rights shall be subject to such reasonable standards as may be established by the Board of Managers from time to time. The rights and privileges set forth in this Section 9.2 shall not apply (a) to a Member whose Governance Rights have terminated pursuant to Section 3.5 hereof, (b) to any assignee of a Member except to the extent required by the Act, or (c) in any event to any Member who is employed by, retained by, Affiliated with or Controlled by a Competing Business at the time of request or examination.

9.3 Accounting; Fiscal Year. The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board of Managers may, without any further consent of the Members (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

9.4 Reports.

(a) In General. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b) Periodic and Financial Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than Capital Contributions, Profits and Losses an other allocations, distributions and Capital Accounts with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement) in accordance with GAAP.

(i) As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year), a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.

(ii) As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first eleven (11) fiscal months of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such fiscal quarter or fiscal month, as the case may be), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.

(c) Other Reports. The Board of Managers shall cause to be delivered promptly to Members such other information that is customarily provided the shareholders or members, such as reports of adverse developments, management letters, communications with Members of Managers, press releases and registration statements.

9.5 Filings. At the Company’s expense the Board of Managers shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including without limitation a Schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns. The Board of Managers, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

9.6 Non-Disclosure. Each Member agrees that, except as otherwise consented to by the Board of Managers, all non-public information furnished to such Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose Confidential Information to the extent required by law, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information and (d) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. Notwithstanding the foregoing, each Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

9.7 Restrictions on Receipt. The rights of Members to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.5.

10. TAX MATTERS MEMBER

10.1 Tax Matters Member. The Board of Managers shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations

Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law. Unless and until another Member is designated as the tax matters partner by the Board, USPB shall be the tax matters partner of the Company and in such capacity is referred to as the “Tax Matters Member”.

10.2 Indemnity of Tax Matters Member. The Company shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to interest in the Company.

10.3 Tax Returns. Unless otherwise agreed by the Board of Managers, all returns of the Company shall be prepared by the Company’s independent certified public accountants.

10.4 Tax Elections. The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), cause the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company (ii) to take any action necessary or appropriate to continue the election made by the Partnership pursuant to Code Section 754 as in effect at the Effective Time, including making a new or a protective Section 754 election, to assure such Section 754 election is and remains effective and that the Section 754 election is not revoked without the consent of all Members, and to adjust the basis of Property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

10.5 Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

11. TRANSFER OF INTERESTS

11.1 Restricted Transfer. Except for Transfers pursuant to Section 11.2 to a Permitted Transferee and pursuant to Section 12.1, 12.2, 12.3, 12.5 or 12.6, no Member shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, unless such Transfer is first approved by the Board of Managers, which approval may be granted or withheld in the sole discretion of the Board of Managers. In no event will a Member be permitted to Transfer all or any of its Units, or all or any part of the economic or other rights that comprise such Member’s Interest, to a Competing Business. The Company shall maintain a record of the ownership of Units which shall, initially, be as set forth on Exhibit 3.1 and which shall be amended from time to time to reflect transfers of ownership of Units. Subject to restrictions on the transferability of Units as set forth herein, Units shall be transferred by delivery to the Company of an instruction by the registered owner of a Unit requesting registration of transfer of such Units and the recording of such transfer in the records of the Company.

11.2 Permitted Transferees. Subject to Sections 11.3 and 11.4, a Member shall be entitled to Transfer all or any portion of such Member’s Units to an Affiliate of the Member initially holding the Units being Transferred and, in addition, in the case of a Member who is an individual, shall be entitled to Transfer all or any portion of such Member’s Units to one or more Members of the Immediate Family of the Member initially holding the Units being Transferred, or to a trust for the benefit of such Member or one or more of the Members of the Immediate Family of such Member, so long as the Person controlling such trust is reasonably satisfactory to the Board of Managers (any such Affiliate or other transferee herein referred to as a “Permitted Transferee”). In no event shall all or any part of a Unit be transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.

11.3 Transfer Requirements. No Person to whom any of a Member’s Units are Transferred (including a Permitted Transferee) shall be admitted to the Company as a Member (as limited under certain circumstances in accordance with Section 11.8) unless the following conditions are satisfied or such conditions are waived by the Board of Managers (with only Managers unaffiliated with the transferor having a vote thereon):

(a) A duly executed written instrument of Transfer is provided to the Board, specifying the Units being transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units;

(b) an opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board to the effect that:

(i) such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be transferred;

(ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;

(iii) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and

(iv) such Transfer would not cause a termination of the Company for federal income tax purposes.

(c) The Member effecting the Transfer and the transferee execute any other instruments that the Board of Managers deems reasonably necessary or desirable for admission of the transferee, including the written acceptance by the transferee of this Agreement and such transferee’s agreement to be bound by and comply with the provisions hereof and execution and delivery to the Board of a special power of attorney as provided in Section 18.3; and

(d) The Member effecting the Transfer or the transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the transferee.

11.4 Consent. Subject to Section 11.8, each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.

11.5 Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 11.1 and the transferee of such interest is admitted as a Member pursuant to Section 11.3 (whether or not such Member’s status is limited pursuant to Section 11.8), such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions, or any other rights associated with an Interest in the Company, from and after the date of such withdrawal or transfer.

11.6 Noncomplying Transfers Void. Any Transfer in contravention of this Article 11 shall be void and of no effect, and shall not bind nor be recognized by the Company.

11.7 Amendment of Exhibit 3.1. In the event of the admission of any transferee as a Member of the Company, the Board of Managers shall promptly amend Exhibit 3.1 to reflect such Transfer or admission, as the case may be, and it shall deliver promptly to each Member a copy of such amended Exhibit 3.1.

11.8 Limited Interests. If the Interests with respect to Units held by a Member have been limited as required by Section 3.5 and such Member shall wish to Transfer, or shall have Transferred, Units in accordance with this Article 11, the limitations imposed by Section 3.5 on such Interests shall be removed only with the consent of each other Member.

12. FIRST OFFER; TAG-ALONG, TAKE-ALONG

RIGHTS; LIQUIDITY OPTION

12.1 Offers to the Company.

12.1.1 Right of First Offer/Refusal. If NBPCo Holdings (for purposes of this Section 12.1, the “Selling Member”) wishes to Transfer all or any portion of its Units, whether on its own initiative or in response to a bona fide offer from any Person, it shall give written notice (the “Notice of Sale”) to the Company (with a copy to the other Members) of the Units subject to such proposed Transfer (the “Offered Units”), the proposed offer or sale price (subject to Section 12.1.5), the terms of the proposed Transfer and the name and address of the proposed transferee (if applicable); provided, however, that no proposed transferee may be a Competing Business or Control a Competing Facility. The receipt of the Notice of Sale by the Company shall constitute an offer by the Selling Member to sell the Offered Units to the Company. Such offers, unless revoked by written notice given by the Selling Member to the Company prior to acceptance by the Company shall remain outstanding for a period of 10 days after receipt of the Notice of Sale by the Company. (the “Offer Period”). The Company may accept such offer as to all of the Offered Units by giving written notice to the Selling Member (with a copy to the other Members) (a “Notice of Purchase”) of its intention to purchase such Offered Units at the same price and on the same terms specified in the Notice of Sale.

12.1.2 Closing. If the Company gives a Notice of Purchase for the Offered Units pursuant to this Section 12.1, the closing of the purchase by the Company of the Offered Units shall take place as soon as reasonably practicable and in no event later than 60 days after the date of such Notice of Purchase at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine at the same price and on terms identical in all material respects to the terms as specified in the Notice of Sale.

12.1.3 Transfer. If, at the close of the Offer Period, the Company has not given a Notice of Purchase for all of the Offered Units, or if payment therefor has not been made within 60 days after receipt of the Notice of Purchase from the Company, the Selling Member shall have 90 days (or such longer period of time as may be required to obtain any final regulatory approvals, which such Selling Member agrees to use its commercially reasonable efforts to obtain) (the conclusion of such period, the “Final Transfer Date”) in which to Transfer the Offered Units to the purchaser specified in the Notice of Sale, if one was specified, at a price not less than 90% of the price specified in the Notice of Sale and on terms not materially more favorable to said transferee than the terms specified in the Notice of Sale; provided, however, that the identity of the transferee must be reasonably satisfactory to the Board.

12.1.4 New Notice of Sale Required if Reduction in Price. If (a) after the close of the Offer Period and prior to the consummation of the Transfer permitted by Section 12.1.3, the Selling Member wishes to Transfer the Offered Interest at a price that is lower than 90% of the price stated in the Notice of Sale or on terms and conditions materially more favorable to the transferee than the price and other terms and conditions contained in the Notice of Sale or the identity of the proposed transferee shall change, or (b) the Selling Member shall not have completed the proposed Transfer on or before the Final Transfer Date, then the Notice of Sale shall be null and void, and the Selling Member shall be required to separately comply with the provisions of this Section 12.1 (including re-offering the Offered Units to the Company on such new terms and conditions, if applicable.)

12.1.5 Offer Price Prior to First Anniversary. If the Selling Member delivers a Notice of Sale prior to the first anniversary of the Effective Date, then the offer price set forth in the Notice of Sale shall be, or shall be deemed to be, equal to the lower of: (X) a bona fide price offered by a third party; and (Y) the total Cost of the Offered Units.

12.1.6 Remain Subject. Units transferred pursuant to this Section 12.1 shall remain subject to the terms of this Agreement (including this Section 12.1), and such Transfers shall be subject to Section 11.3.

12.2 Tag-Along Rights.

12.2.1 Tag-Along Right. With respect to any proposed Transfer (for purposes of this Section 12.2, a “Sale”) by USPB (or its Permitted Transferees) as the Seller (for purposes of this Section 12.2, the “Initiating Seller”) of Units of any Class held by it (each such percentage, for purposes of this Section 12.2, the “Sale Percentages”) to a Person other than a Permitted Transferee (for purposes of this Section 12.2, the “Proposed Transferee”), each other Member shall have the right (the “Tag-Along Right”) to include in the Sale a number of Units of each Class equal to the Sale Percentage of the total number of Units of each such Class held by such other Member (for purposes of this Section 12.2, each Member so electing being referred to herein as a “Selling Member”). Any Units of any Class purchased from a Selling Member pursuant to this Section 12.2 shall be paid for at the same price per Unit and in the same form of consideration, and shall be purchased on the same terms and conditions, as the Units of such Class being transferred by the Initiating Seller.

12.2.2 Notice of Proposed Sale. The Initiating Seller shall, not less than 30 days prior to a proposed Sale to which Section 12.2.1 is applicable, give written notice to each other Member of such proposed Sale. Such notice (the “Notice of Proposed Sale”) shall set forth: (a) the number of Units of each Class proposed to be transferred, (b) the name and address of the Proposed Transferee, (c) the maximum and minimum per Unit purchase price with respect to each Class or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Sale, (d) that the Proposed Transferee has been informed of the Tag-Along Right provided for in Section 12.2.1 and has agreed to purchase Units in accordance with the terms of this Section 12.2 and (e) that the Initiating Seller has agreed to consummate the Sale, subject only to any required regulatory approvals, this Section 12.2 and Article 11 of this Agreement.

12.2.3 Exercise of Tag Along Right. The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Notice of Proposed Sale to Members (the “Tag-Along Period”). Each Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Member’s rights under this Section 12.2 with respect to inclusion of such Member’s Units in such proposed Sale, and the Initiating Seller, subject to the participation of the Selling Members, if any, shall have the right, for a 180-day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its reasonable best efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms which are not materially more favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale.

12.2.4 Default by Proposed Transferee. In the event that the Proposed Transferee does not agree to purchase or the Proposed Transferee does not purchase the portion of each Selling Member’s Interest specified in any Tag-Along Notice on the same terms and conditions as specified in the applicable Notice of Proposed Sale, then the Initiating Seller shall not be permitted to sell its Units to the Proposed Transferee.

12.2.5 Irrevocable Offer. The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer in the proposed Sale on the same terms and conditions, as the Initiating Seller, up to such amount of Units as such Selling Member shall have specified in such Selling Members Tag-Along Notice; provided, however, that (a) if the principal terms of the proposed Sale change with the result that the per Unit purchase price shall be less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to Members or the other principal terms shall be materially less favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale to Members, each Selling Member shall be permitted to withdraw the offer contained in such Selling Members Tag-Along Notice and shall be released from such Selling Member’s obligations thereunder, (b) the Selling Members shall be obligated to sell only the Sale Percentage of total Units of each Class held by the Selling Members equal to the percentage of total Units of such Class being sold by the Initiating Seller and (c) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its reasonable best efforts to obtain) the Initiating Seller has not completed the proposed Sale, each Selling Member shall be released from the obligations under such Member’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for separate such notice to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such Sale pursuant to this Section 12.2.

12.2.6 Classes of Units. The right of any Selling Member to include Units in any Sale in accordance with this Section 12.2 shall be limited to a right to include Units in such Sale which are of the same Class as the Units to be included in such Sale by the Initiating Seller, and all determinations under this Section 12.2 shall be made on the basis of the holdings of Units of the same Class of Units to be included in such Sale by the Initiating Seller, including without limitation the Sale Percentage; provided, however, that if USPB shall propose to include Class B-1 Units in the Sale, each Member holding Class B-2 Units shall additionally be permitted to include in the Sale a number of Class C Units equal to the number of Class B-2 Units that may be offered by such Member pursuant to Section 12.2.1.

12.2.7 Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the per Unit purchase price shall be greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms shall be materially more favorable to the Initiating Seller and the Selling Members than those set forth in such Notice of Proposed Sale, then, unless all Members have exercised their Tag-Along Rights, such Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate such Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 12.2.

12.3 Take-Along Rights.

12.3.1 Take-Along Right. NBPCo Holdings hereby agrees, if requested by USPB (for purposes of this Section 12.3.1, the “Initiating Seller”), to Transfer for value (for purposes of this Section 12.3, a “Sale”) the same percentage of the Units of each Class held by NBPCo Holdings as is being sold by the Initiating Seller (for purposes of this Section 12.3, the “Sale Percentages”) then owned by NBPCo Holdings to a Person other than an Affiliate of the Initiating Seller (for purposes of this Section 12.3, the “Proposed Transferee”) in the manner and on the terms set forth in this Section 12.3 in connection with the Sale by the Initiating Seller of the Sale Percentage of Units of a Class by the Initiating Seller.

12.3.2 Take-Along Notice. If the Initiating Seller elects to exercise its rights under Section 12.3.1 (the “Take-Along Right”), a notice (a “Take-Along Notice”) shall be furnished by the Initiating Seller to NBPCo Holdings (for purposes of this Section 12.3, the “Selling Member”). A Take-Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to the Interest to be purchased from the Initiating Seller, the Sale Percentage, the per Unit purchase price with respect to each Class and the name and address of the Proposed Transferee. If the Initiating Seller consummates the Sale referred to in the Take-Along Notice, the Selling Member shall be bound and obligated to sell the appropriate proportion of such Selling Member’s Units of each Class in the Sale on the same terms and conditions as the Initiating Seller shall sell its Units of such Class in the Sale. If at the end of 120 days following the date of the effectiveness of the Take-Along Notice the Initiating Seller has not completed the Sale, the Selling Member shall be released from its obligation under the Take-Along Notice, and it shall be necessary for a new and separate Take-Along Notice to be furnished and the terms and provisions of this Section 12.3.2 to be separately complied with in order to consummate such Sale pursuant to this Section 12.3, unless the failure to complete such Sale resulted from any failure by the Selling Member to comply in any material respect with the terms of this Section 12.3.

12.3.3 Classes of Units. The obligation of the Selling Member to include Units in any Sale in accordance with this Section 12.3 shall be limited to the obligation to include Units in such Sale which are of the same Class as the Units to be included in such Sale by the Initiating Seller, and all determinations under this Section 12.3 shall be made on the basis of the holdings of Units of the same Class of Units to be included in such Sale by the Initiating Seller, including without limitation the Sale Percentage.

12.4 Miscellaneous. The following provisions shall be applied to any Transfer to which Section 12.2 or 12.3 applies:

12.4.1 Consideration. In the event the consideration to be paid in exchange for the Units in the proposed Sale pursuant to Section 12.2 or Section 12.3 includes any securities and the receipt thereof by any Selling Member would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Selling Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D, the Initiating Seller shall be obligated only to use its commercially reasonable efforts to cause such requirements to be complied with to the extent necessary to permit such Selling Member to receive such securities, it being understood and agreed that the Initiating Seller shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes. Notwithstanding any provisions of this Section 12.4, if use of reasonable efforts by the Initiating Seller shall not have resulted in such requirements being complied with to the extent necessary to permit such Selling Member to receive such securities, or if regulatory restrictions prevent a Selling Member from holding such securities and the Initiating Seller, after using commercially reasonable efforts, is unable to structure the transaction in a way that meets such regulatory requirements, the Initiating Seller shall cause to be paid to such Selling Member in lieu thereof, against surrender of the Interest which would have otherwise been sold by such Selling Member to the Proposed Transferee in the Sale, an amount in cash equal to the fair market value (as determined by the Board in good faith) of the securities which such Selling Member would otherwise receive as of the date of the issuance of such securities in exchange for Members’ Units. The obligation of the Initiating Seller to use commercially reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Selling Member to receive such securities shall be conditioned on such Selling Member executing such documents and instruments, and taking such other actions (including without limitation, if required by the Initiating Seller, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Initiating Seller shall reasonably request in order to permit such requirements to be complied with. Unless the Selling Member in question shall have taken all actions reasonably requested by the Initiating Seller in order to comply with the requirements under Regulation D, such Selling Member shall not have the right to require the payment of cash in lieu of securities under this Section 12.4.1.

12.4.2 Cooperation. Each Selling Member in a Sale pursuant to Section 12.2 or 12.3, as the case may be, whether in its capacity as such or as a Member, member of the Board of Managers, officer or agent of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each Sale pursuant to Section 12.2 or Section 12.3 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Initiating Seller and the Proposed Transferee; provided, however, that the Selling Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Selling Member agrees to execute and deliver such agreements as may be reasonably specified by the Initiating Seller to which the Initiating Seller will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Initiating Seller and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Initiating Seller is also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Selling Member’s pro rata portion of any such liability, in accordance with such Selling Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Selling Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Selling Member as a result of such Sale.

12.4.3 Closing. The closing of a Sale pursuant to Section 12.2 or Section 12.3 shall take place at such time and place as the Initiating Seller shall specify by reasonable advance notice to each Selling Member. It is understood and agreed that the Initiating Seller shall not have any liability to any other Member arising from, relating to or in connection with any proposed transaction which has been the subject of a Tag-Along Notice or a Take-Along Notice, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement.

12.4.4 Remain Subject. Units transferred pursuant to Sections 12.2 and 12.3 shall remain subject to the provisions of this Agreement.

12.5 Liquidity Options.

12.5.1 Eligible Members; Appraisal Election Notice. Each Member of the Miller Group and NBPCo Holdings may, by giving written notice (the “Appraisal Election Notice”) to the Company within the periods set forth in Section 12.5.2 below, elect to determine the Appraisal Value as of the date of the Appraisal Election Notice (the “Appraisal Date”) of all or any portion of the Units held by such Member as may be specified in the Appraisal Election Notice (each such Member delivering an Appraisal Election Notice, for purposes of this Section 12.5, an “Initiating Member”). Upon receipt of an Appraisal Election Notice from any Initiating Member, the Company shall promptly (but in any event within five business days of the giving of an Appraisal Election Notice by an Initiating Member) provide written notice of such Appraisal

Election Notice to each other Member eligible pursuant to Section 12.5.2 to give or join an Appraisal Election Notice as of the date of the Initiating Member’s Appraisal Election Notice (each, an “Eligible Member”). Subject to the limitations in Section 12.5.2, each Eligible Member shall have 10 business days from the date as of which the Initiating Member’s Appraisal Election Notice is given to such Eligible Member to elect, by written notice to the Company, the Initiating Member and each other Eligible Member, to join such Appraisal Election Notice and include in the appraisal the same percentage of Units as the Initiating Member of each Class of Units held by the Eligible Member and included by the Initiating Member in its Appraisal Election Notice (such joining Eligible Members, together with the Initiating Member, the “Appraising Members”). All Units held by the Appraising Members to be appraised pursuant to the Appraisal Election Notice are referred to herein as the “Appraised Units.”

12.5.2 Periods. The Members shall be eligible to deliver or join an Appraisal Election Notice in accordance with Section 12.5.1 during the respective periods set forth below:

(a) Each Member who is part of the Miller Group (other than Klein or KleinCo or their respective Permitted Transferees), and each of their respective Permitted Transferees, may deliver an Appraisal Election Notice as an Initiating Member, or join an Appraisal Election Notice as an Eligible Member, with respect to all or any portion of his, her or its Units of any Class, at any time after the fifth anniversary of the Effective Date;

(b) Each of Klein, KleinCo and their respective Permitted Tranferees may deliver a Appraisal Election Notice as an Initiating Member, or join an Appraisal Election Notice as an Eligible Member, (i) with respect to up to 25%, in the aggregate, of their Units of each Class, at any time after the fifth anniversary of the Effective Date and (ii) with respect to all or any portion of the balance of his, her or its Units of any Class, at any time after the eighth anniversary of the Effective Date; and

(c) NBPCo Holdings and each of its Permitted Transferees may (i) deliver a Appraisal Election Notice as an Initiating Member, with respect to all or any portion of its Units of any Class, at any time during the period beginning on the seventh anniversary of the Effective Date and (ii) join in an Appraisal Election Notice as an Eligible Member at any time during the period beginning on the fifth anniversary of the Effective Date, with both such periods ending in either case on the date on which NBPCo Holdings, together with its Permitted Transferees, shall hold less than 10% of the Units of any Class.

12.5.3 Appraisal. Within twenty business days after the Company’s initial receipt of an Appraisal Election Notice, the Appraising Members and the Company will each designate an appraiser to determine the Fair Value of a Unit of each Class of the Appraised Units as of the Appraisal Date (if the Appraising Members and the Company have not agreed on such Fair Values within such period), such appraisals to be delivered no later than 75 days after the Company’s initial receipt of the Appraisal Election Notice.

If the lower of the two initial appraisals is less than 90% of the higher of the initial appraisals with respect to any Class of Appraised Units, the Company and the Appraising Members shall attempt in good faith for a period of ten business days following the later of the dates on which the two initial appraisals were delivered to determine a mutually acceptable Fair Value of such Class of Appraised Units. If an agreement is not reached during such period, the Company and the Appraising Members shall promptly (but in any event within five business days after the completion of such ten-day period) direct the appraisers to designate a third appraiser to determine, within ten business days after such designation, which appraisal of the Fair Value of such Class of Appraisal Units by the initial two appraisers is the more accurate appraisal of Fair Value of such Class in the sole discretion of such third appraiser. Each party shall pay the cost of its initially appointed appraiser, and if a third appraiser is necessary, the appraisal costs of the third appraiser shall be shared equally by the Appraising Members (pro rata in accordance with number of Appraised Units), on the one hand, and the Company, on the other hand. The “Appraisal Value” with respect to a Unit of any Class of Appraised Units, shall be: (a) if the Appraising Holders, on the one hand, and the Company, on the other hand, agree as to the Fair Value of a Unit of such Class of Appraised Units during the ten business day period specified above, such agreed amount; (b) if the lower of the two initial determinations of the Fair Value of a Unit of such Class of Appraised Units is equal to or greater than 90% of the higher of the two initial determinations, the average of the two determinations; and (c) if a third appraiser is used, the Fair Value of a Unit of such Class of Appraised Units determined by the third appraiser (who shall be limited to choosing one of the two initial determinations). Such determinations shall be final and binding on all parties. The “Fair Value” with respect to a Unit of any Class shall be the fair market value of a Unit of such Class, determined on the basis of the aggregate equity value of the Company, valuing such Unit as a proportionate interest in a going concern with reference to the relative economic rights and preferences of each Class of Units as set forth in Section 5 (and assigning the same per Unit value to Units of the same Class), but without discount for marketability, lack of liquidity, minority status or otherwise.

12.5.4 Sale Notice. Following the establishment of the Appraisal Value of Units of each Class of Appraised Units, each of the Appraising Members (each a “Liquidating Member”) may offer to sell all or any portion of its Appraised Units (the “Liquidated Units”) to the Company by providing written notice (for purposes of this Section 12.5, the “Sale Notice”) to the Company within thirty days following the date the Appraisal Value is established. Upon receipt of the Sale Notices, the Company shall be required to purchase each Liquidated Unit from the Liquidating Members at the Appraisal Value of such Liquidated Unit on a date (the “Pay Date”) within 180 days following the date the Sale Notice is given, subject to the right of the Company to stay such Pay Date as provided in Section 12.5.5. The purchase and sale of all of the Liquidated Units shall occur on the Pay Date, and the Company shall be obligated to pay the aggregate Appraisal Value thereof in cash, with each Liquidating Member receiving the same price per Unit for Units of the same Class. Any Appraising Member that has not delivered a Sale Notice to the Company within the thirty-day period specified above shall promptly reimburse the Company for the Company’s expenses with respect to the appraisal of such Appraising Member’s Units, determined on a pro rata basis in accordance with the number of Appraised Units held by such Appraising Member relative to the total number of Appraised Units.

12.5.5 Stays. If the Board of Managers, upon unanimous vote of the Board (other than any Manager designated by a Liquidating Member), determines on or before the date than is thirty days before the last permitted Pay Date with respect to any Sale Notice that financing the Company’s purchase obligation on the proposed Pay Date is impracticable in light of the Company’s current financial condition, the Company may elect to stay the Pay Date for a period (a “Stay Period”) not to exceed 120 days beyond the last permitted Pay Date with respect to such Sale Notice, and the Company shall immediately notify the Liquidating Members in writing of the commencement of such Stay Period. After the expiration of a Stay Period, the Liquidating Member may, at its option, provide a new Appraisal Election Notice as provided in Section 12.5.1 at any time or reinstate the Sale Notice given pursuant to Section 12.5.4 by written notice to the Company given within 10 business days following the expiration of such Stay Period, in which case the last permitted Pay Date shall be extended by the number of days of the Stay Period. In no event will the Company be permitted to exercise its right to stay a scheduled Pay Date more than twice during any twenty-four month period.

12.5.6 Financing; Sale. Subject to its ability to stay the Pay Date pursuant to Section 12.5.5, the Company shall be required, and each Member that has designated a Manager shall cause such Manager, to use its commercially reasonable best efforts for the Company to obtain necessary financing to complete the purchase of the Liquidated Units pursuant to a Sale Notice. If the Company is unable to consummate the purchase of the Liquidated Units within 180 days following the date of the first Sale Notice delivered by a Liquidating Member (not counting in such 180-day period Stay Periods initiated by the Company pursuant to Section 12.5.5), then the Liquidating Members may, at their option, require the Company to retain a financial advisor to sell the Company at such price and upon such terms and conditions as may be approved by the Liquidating Members. If requested by the Liquidating Members in connection with such Sale, each Member shall be bound and obligated to Transfer its entire Interest in the Company (for purposes of this Section 12.5, a “Sale”) to a transferee proposed by the Liquidating Members (for purposes of this Section 12.5, the “Proposed Transferee”) at the same price per Unit, in the same form of consideration and on the same terms and conditions as the Liquidating Members. All costs and expenses of the Company and the Liquidating Members with respect to any such Sale shall be paid by the Company.

12.5.7 Cooperation. The Company and each Member, whether in its capacity as such or as a member of the Board of Managers, officer or agent of the Company, or otherwise (the “Other Members”), shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested by the Liquidating Member in order expeditiously to consummate the transactions contemplated by Section 12.5.6 and any related transactions, including, without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Liquidating Members; provided, however, that the Other

Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Other Member agrees to execute and deliver such agreements as may be reasonably specified by the Liquidating Members to which the Liquidating Members will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Liquidating Members and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Liquidating Members are also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Other Member’s pro rata portion of any such liability, in accordance with such Other Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Other Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Other Member as a result of such Sale. It is understood and agreed that the Liquidating Members shall not have any liability to any other Member arising from, relating to, or in connection with, any transaction proposed pursuant to Section 12.5.5, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement, if any.

12.5.8 Closing. The closing of a Sale pursuant to Section 12.5.6 shall take place at such time and place as the Liquidating Members shall specify by reasonable advance notice to each Other Member.

12.5.9 Required Members. All actions required or permitted to be taken, or consents or approvals required or permitted to be given, by the Appraising Members or the Liquidating Members, as the case may be, pursuant to this Section 12.5 shall only require the approval in writing of the taking of such action or giving of such consent or approval by (i) in the case of an appraisal or Sale initiated by delivery of an Appraisal Election Notice delivered prior to the seventh anniversary of the Effective Date, Appraising Members or Liquidating Members holding a majority of the Class B Units that are Appraised Units held by the Initiating Members or (ii) in the case of an appraisal or sale initiated by delivery of an Appraisal Election Notice delivered on or following the seventh anniversary of the Effective Date, Appraising Members or Liquidating Members holding two-thirds of the Class B Units that are Appraised Units held by the Appraising Members or the Liquidating Members, as the case may be. Any action, consent or approval taken or given pursuant to this Section 12.5.9 shall be binding on all other Appraising Members and Liquidating Members, as the case may be.

13. DISSOLUTION OF COMPANY

13.1 Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 11, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.

13.2 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) the written determination of the Members holding two-thirds of the Class B Units, subject to Section 6.6 or (c) the disposition of all of the Company’s assets.

13.3 Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act and shall be otherwise in compliance with Section 5.2; provided, however, that Distributions to Members shall be made after their Capital Accounts have been adjusted to reflect all Net Profits and Net Losses of the Company through the date of distribution. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers.

13.4 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 13.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18-802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

13.5 No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Board of Managers or any other Member.

14. INDEMNIFICATION

14.1 General. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Board of Managers and each member of the Board, each Member, including the Tax Matters Member in such Member’s capacity as such, each such Person’s officers, directors, partners, members, shareholders and employees, and the employees and officers of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company, from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company and from liabilities, losses or damages arising from any breach by the Company of any of the representations, warranties and covenants of the Company contained herein, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 14. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs.

14.2 Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.

14.3 Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 14 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

14.4 Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, or the Managers, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 14.

14.5 Duties of Board of Managers. Without limiting applicability of any other provision of this Agreement, including without limitation the other provisions of this Article 14, which shall control notwithstanding anything to the contrary in this Section 14.5, the following provisions shall be applicable to the Board of Managers and the members thereof in their capacity as members of the Board:

(a) The Board and the members thereof and the decisions of the Board shall have the benefit of the business judgment rule to the same extent as the Board, such members and such decisions would have the benefit of such rule if the Board were a board of directors of a Delaware corporation.

(b) The members of the Board shall have the same duties of care and loyalty as such Persons would have if such Persons were directors of a Delaware corporation but in no event shall any member of the Board be liable for any action or inaction for which exculpation is provided under Section 14.2.

14.6 Interested Transactions. To the fullest extent permitted by law, no member of the Board of Managers shall be deemed to have breached his duty of loyalty to the Company or the Members (and such member of the Board of Managers shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.11.

14.7 Fiduciary and Other Duties.

14.7.1 An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

14.7.2 Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.

15. REPRESENTATIONS AND COVENANTS BY THE MEMBERS

Each Member hereby represents and warrants to, and agrees with, the Board of Managers, the other Members and the Company as follows:

15.1 Investment Intent. Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.

15.2 Securities Regulation. Such Member acknowledges and agrees that such Member’s Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. Such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.

15.3 Knowledge and Experience. Such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.

15.4 Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest.

15.5 Binding Agreement. Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).

15.6 Tax Position. Unless such Member provides prior written notice to the Company, such Member will not take a position on such Member’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company.

15.7 Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction.

15.8 Licenses and Permits. Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any foreign, federal, state or local license or permit needed to operate its business or the business of any entity in which the Company invests.

16. COMPANY REPRESENTATIONS

In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:

16.1 Duly Converted and Formed. As of the Effective Time, the Partnership will have duly converted into the form of a Delaware limited liability company in accordance with the Act, the Partnership Act and the Partnership Agreement. The transactions contemplated hereby and the Farmland Purchase Agreement do not violate or contravene the Partnership Agreement, and all action of the Partnership necessary to authorize the Conversion and the effectiveness of this Agreement has been taken. The Company will be a duly formed and validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.

16.2 Valid Issue. When the Interests are issued to the Members as contemplated by this Agreement and the Capital Contributions required to be made by the Members are made, the Interests issued to the Members will be duly and validly issued and no liability for any additional capital contributions or for any obligations of the Company will attach thereto.

17. AMENDMENTS TO AGREEMENT

17.1 Amendments. This Agreement may be modified or amended with the prior written consent of the Board of Managers, subject to Section 6.6. Notwithstanding the foregoing provisions of this Section 17.1, this Section 17.1 may not be amended without the approval of each Member, and other provisions of this Agreement may not be amended without the approval of each Member affected if the amendment (a) would reduce any such Member’s Interests or would reduce the allocation to such Member of Net Profit or Net Loss, or would reduce the Distributions of cash or property to such Member from that which is provided or contemplated herein, unless such amendment treats all Members ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Member’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the acceptance of a new Member pursuant to Article 11 or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities. All amendments to this Agreement will be sent to each Member promptly after the effectiveness thereof.

17.2 Corresponding Amendment of Certificate. The Board of Managers shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

17.3 Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 17 shall be binding on all Members.

18. GENERAL

18.1 Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, and (c) may be executed in more than one counterpart, all of which together shall constitute one agreement, contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

18.2 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to it at: 12200 N. Ambassador Drive, Kansas City, MO 64163.

18.3 Execution of Documents. From time to time after the date of this Agreement, upon the request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board to act on such Member’s behalf for purposes of this Section 18.3 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:

(a) all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board, necessary to protect the limited liability of the Members;

(b) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

(c) all conveyances and other instruments that the Board deems appropriate to reflect the dissolution of the Company.

The appointment by each Manager or any Person designated by the Board to act on its behalf for purposes of this Section 18.3 as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

18.4 Consent to Jurisdiction. Other than with respect to Sections 6.8, each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Kansas. Each of the parties hereby by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Kansas for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Kansas, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.2 hereof does not constitute good and sufficient service of process. The provisions of this Section 18.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Kansas.

18.5 Procedures for Matters to be Arbitrated. Any controversy or dispute with respect to the matters set forth in Section 6.8 shall be submitted to arbitration in the State of Kansas before the American Arbitration Association under the commercial arbitration rules of said Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. To the fullest extent permitted by law, no action at law or in equity based upon any claim arising directly out of Section 6.8 this Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 18.5 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 18.5.

18.6 Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, the Company and each Member hereby waives, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.

18.7 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

18.8 Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

18.9 No Third Party Rights. Except for the provisions of Section 7.15, the provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

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THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE.

U.S. PREMIUM BEEF, LTD.

By:	/s/ Steven D. Hunt
	Its:	Chief Executive Officer

NBPCO HOLDINGS, LLC

By:	/s/ Eldon Roth
	Its:	President

/s/ John R. Miller
JOHN R. MILLER

FRENCH BASIN LAND & CATTLE CO., LLC

By:	/s/ John R. Miller
	Its:	Manager

/s/ Timothy M. Klein
TIMOTHY M. KLEIN

TKK INVESTMENTS, LLC

By:	/s/ Timothy M. Klein
	Its:	Manager

S-B ENTERPRISES V, LLC

By:	/s/ Scott H. Smith
	Its:	Manager

THE COMPANY HEREBY JOINS THIS AGREEMENT SOLELY FOR THE PURPOSE OF MAKING THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 16 OF THIS AGREEMENT.

NATIONAL BEEF PACKING COMPANY, LLC

By:	/s/ Steven D. Hunt
	Its:	Chairman

Exhibit 3.1

MEMBERS OF THE COMPANY, CAPITAL CONTRIBUTIONS AND ISSUANCE OF UNITS

1. As of the Initial Contribution Date

Members	Class A Units (1)	Class B-1 Units (1)		Class B-2 Units (2)		Class C Units	Percentage Interests (Class B Units only)
USPB	88,781,384	10,000,000		—		—	53.16%
NBPCo Holdings	31,553,956	3,810,044		—		—	20.26%
MillerCo	—	2,247,619	(3)	—		—	11.95%
Miller	—	—		609,524	(4)	—	3.24%
KleinCo	—	1,123,810	(5)	—		—	5.98%
Klein	—	—		304,762	(6)	—	1.62%
SmithCo	1,514,286	714,286	(7)	—		—	3.80%

Total	121,849,626	17,895,759		914,286		—	100.00%

(1)	Initial Capital Contribution with respect to Class A Units and Class B-1 Units is an amount in U.S. Dollars equal to the number of Units of such Class.
(2)	Initial Capital Contribution with respect to Class B-2 Units is zero.
(3)	Of these Units, 1,104,762 are designated as Management Units, subject to repurchase in accordance with Section 3.7.
(4)	These 609,524 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.
(5)	Of these Units, 552,381 are designated as Management Units, subject to repurchase in accordance with Section 3.7.
(6)	These 304,762 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.
(7)	Of these Units, 428,571 are designated as Management Units, subject to repurchase in accordance with Section 3.7.

2. Units Issuable Pursuant to Deferred Equity Incentive Compensation Agreements

Members	Class A Units	Class C Units
Miller	6,057,143	609,524	(1)
Klein	3,028,571	304,762	(2)

(1)	These 609,524 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.
(2)	These 304,762 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.

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3. Capitalization Assuming Full Issuance of Units Subject to Deferred Equity Incentive Compensation Agreements

Members	Class A Units (1)	Class B-1 Units (1)	Class B-2 Units (2)	Class C Units (1)	Percentage Interests (Class B Units only)
USPB	88,781,384	10,000,000	—	—	53.16%
NBPCo Holdings	31,553,956	3,810,044	—	—	20.26%
MillerCo	—	2,247,619	—	—	11.95%
Miller	6,057,143	—	609,524	609,524	3.24%
KleinCo	—	1,123,810	—	—	5.98%
Klein	3,028,571	—	304,762	304,762	1.62%
SmithCo	1,514,286	714,286	—	—	3.80%

Total	130,935,340	17,895,759	914,286	914,286	100.00%

(1)	Initial Capital Contribution, when and as issued, is equal to an amount in U.S. Dollars equal to the number of Units of such Class.
(2)	Initial Capital Contribution with respect to Class B-2 Units is zero.

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